GMO TRUST
CERTIFICATE OF CLERK
          I, Jason Harrison, hereby certify that I am the duly elected and acting Clerk of GMO Trust, a Massachusetts business trust (the “Trust”), and do hereby further certify as follows:
          1. Attached hereto as Exhibit A is a true and correct copy of a resolution from the meeting of the Board of Trustees of the Trust (the “Board”) held September 10, 2009 (the “Meeting”). The resolution was duly adopted by the Board at the Meeting. Such resolution has not been modified or rescinded since its adoption and is in full force and effect as of the date hereof.
          IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of April, 2011.

By:	/s/ Jason Harrison
	Name:	Jason Harrison
	Title:	Clerk

Exhibit A
Resolution of the Board — September 10, 2009
          Authorization of Power of Attorney

VOTED:	That each of Sheppard N. Burnett and Jason Harrison be, and each of them acting singly hereby is, authorized to sign for J.B. Kittredge, in his name and in the capacity of President, Chief Executive Officer and Principal Executive Officer, on behalf of the Trust, any and all amendments to the Trust’s Registration Statement filed with the Securities and Exchange Commission, pursuant to a power of attorney executed by Mr. Kittredge.